Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Nos. 33-22581 (as amended), 33-36303 and 33-63554) on Form S-8 of our report dated June 20, 2016 appearing in the annual report on Form 11-K of the USG Corporation Investment Plan as of December 31, 2015 and 2014 and for the year ended December 31, 2015.

/s/ Plante & Moran, PLLC
Elgin, Illinois
June 20, 2016